Exhibit 10.16

FIRST AMENDMENT TO

DIRECTORS FEE CONTINUATION AGREEMENT

First Amendment, dated as of December 31, 2008 (the “Amendment”), to the Directors Fee Continuation Agreement, effective June 1, 1995 (as amended, the “Agreement”), by and among Enfield Federal Savings and Loan Association (the “Corporation”) and                      (the “Director”). Capitalized terms which are not defined herein shall have the same meaning as set forth in the Agreement.

W I T N E S S E T H:

WHEREAS, the parties desire to amend the Agreement to comply with the final regulations issued in April 2007 by the Internal Revenue Service under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, pursuant to Paragraph Seventh of the Agreement, the parties to the Agreement desire to amend the Agreement;

NOW, THEREFORE, in consideration of the premises, the mutual agreements herein set forth and such other consideration the sufficiency of which is hereby acknowledged, the Corporation and the Director hereby agree to amend the Agreement as follows:

Section 1. Amendment to Paragraph Second of the Agreement. Paragraph Second of the Agreement is hereby amended and restated to read in its entirety as follows:

“SECOND: If the Director is alive and in the employ of the Corporation on his Retirement Date, the Corporation shall make annual payments to the Director in an amount equal to one thousand dollars ($1,000) for each full year of service as a Director from June 1, 1995 plus two hundred fifty dollars ($250) for each full year of service as a Director prior to June 1, 1995, but in no event shall the annual payment exceed six thousand dollars ($6,000).

Said payments shall be made as soon as practicable after the Retirement Date (but not later than the 60th day following the Director’s Retirement Date), and annually thereafter for a total of ten (10) payments.

If the Director dies after Retirement Date but before the said ten (10) payments certain have been completed, the Corporation shall pay a lump sum payment equal to the commuted value (discounted at 7%) of the payments for the remainder of such period to the beneficiary designated by the Director under Paragraph Third hereof, within 60 days of the death of the Director.”

Section 2. Amendment to Paragraph Third of the Agreement. Paragraph Third of the Agreement is hereby amended and restated to read in its entirety as follows:

“THIRD: If a Director dies while a Director of the Corporation and before the Retirement Date, then, the Corporation shall pay a benefit equal to the commuted value (discounted at 7%) of the ten (10) annual benefit payments to which the Director would have been entitled had he lived to the Retirement Date under Paragraph First hereof. Said benefit shall be paid to the Director’s primary beneficiary in a lump sum within 60 days of the death of the Director. The Director shall have the right to name and change the primary beneficiary designation and to designate a contingent beneficiary by appropriate written notice delivered to the Corporation. If there is no beneficiary designated to receive said benefit, or if the designated beneficiary and contingent beneficiary have predeceased the Director, then the benefit shall be payable in a lump sum to the estate of the Director within 60 days of the death of the Director.”

Section 3. Governing Law. This Amendment and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of Connecticut, except to the extent preempted by the laws of the United States of America.

Section 4. Compliance with Section 409A of the Code. This Amendment shall be interpreted and administered consistent with Section 409A of the Code.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Corporation and the Director have duly executed this Amendment, effective as of the date first written above.

ENFIELD FEDERAL SAVINGS AND LOAN ASSOCIATION

By:
Name:
Title:

DIRECTOR

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